UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 23, 2008

RIGHTNOW TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-31321	81-0503640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 ENTERPRISE BOULEVARD, BOZEMAN, MT		59718
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (406) 522-4200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2008, Allen E. Snyder was appointed to the Board of Directors (the “Board”) of RightNow Technologies, Inc. (“RightNow” or the “Company”) and to the compensation committee of the Board.   Mr. Snyder has been appointed to fill a Class II vacancy on the Board, to serve until the Company’s 2011 annual meeting of stockholders.  Mr. Snyder is currently the CEO of Aepona, a supplier of telecommunication service layer products and solutions to telephone companies globally.

Pursuant to the Company’s policy, Mr. Snyder will be reimbursed for reasonable expenses incurred in connection with his attendance at Board and committee meetings.  Pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), upon appointment to the Board, Mr. Snyder received an automatic option grant for 30,000 shares of common stock that will vest and become exercisable in twelve installments of 2,500 shares every three months from the date of grant.  On the date of each annual stockholders meeting occurring after 2008, Mr. Snyder will automatically receive an immediately vested and exercisable option grant under the Plan to purchase 15,000 shares of common stock.  Each such option granted has an exercise price per share equal to the closing price of the Company’s common stock on the grant date as quoted by the Nasdaq Global Market, has a maximum term of ten years, and is generally subject to the terms and conditions set forth in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGHTNOW TECHNOLOGIES, INC.
(Registrant)

Dated: July 24, 2008	/s/ Jeffrey C. Davison
Jeffrey C. Davison
Chief Financial Officer, Vice President, and
Treasurer